UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 30, 2006
FIRST UNITED ETHANOL, LLC
(Exact name of small business issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	333-130663 (Commission File Number)	20-2497196 (I.R.S. Employer Identification No.)

2 West Broad Street, Camilla, Georgia (Address of principal executive offices)	31730 (Zip Code)
(229) 522-2822
(Issuer’s telephone number)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On November 30, 2006, First United Ethanol, LLC (the “Company”) closed its debt financing arrangement with Southwest Georgia Farm Credit, in which Southwest Georgia Farm Credit arranged for the Mitchell County Development Authority to issue tax exempt and taxable bonds in the amount of $82,500,000, the proceeds of which have been loaned to the Company. In addition, the Company has closed its subordinated debt financing arrangement pursuant to which the Mitchell County Development Authority has issued $10,000,000 of revenue bonds that have been placed with Wachovia Bank, the proceeds of which have been loaned to the Company.
     Mitchell County Development Authority has issued $53,500,000 of Variable Rate Demand Taxable Economic Development Revenue Bonds and the proceeds received from the sale of these taxable bonds have been loaned to the Company pursuant to a loan agreement with the Mitchell County Development Authority, to provide funds, together with other funds, to finance the development, construction and equipping of the Company’s ethanol production facility. W.R. Taylor and Company, LLC, acting as an underwriter, has agreed to purchase the bonds from the Mitchell County Development Authority for $53,500,000 and will resell the bonds to investors. To evidence the Company’s obligation to repay the loan, the Company has delivered a promissory note to the Mitchell County Development Authority. The bonds have been secured under a trust indenture between the Mitchell County Development Authority and Wells Fargo Bank. A reimbursement agreement is in place between the Company and Southwest Georgia Farm Credit pursuant to which the Company will pay off the bonds by making payments to Southwest Georgia Farm Credit which will in turn pay the Mitchell County Development Authority. The taxable bonds have also been secured by the letter of credit from Southwest Georgia Farm Credit and by a confirming letter of credit from Wachovia Bank.
     Mitchell County Development Authority has also issued $29,000,000 of Variable Rate Demand Solid Waste Disposal Revenue Bonds and the proceeds received from the sale of these tax exempt bonds have been loaned to the Company pursuant to a loan agreement with the Mitchell County Development Authority, to provide funds, together with other funds, to finance the development, construction and equipping of the Company’s ethanol production facility. W.R. Taylor and Company, LLC, acting as an underwriter, has agreed to purchase the bonds from the Mitchell County Development Authority for $29,000,000 and will resell the bonds to investors. To evidence the Company’s obligation to repay the loan, the Company has delivered a promissory note to the Mitchell County Development Authority. The bonds have been secured under a trust indenture between the Mitchell County Development Authority and Wells Fargo Bank. The reimbursement agreement described above applies to the repayment of both the taxable bonds and the tax exempt bonds. The tax exempt bonds have also been secured by a letter of credit from Southwest Georgia Farm Credit and by a confirming letter of credit from Wachovia Bank.
     Southwest Georgia Farm Credit has also extended a revolving line of credit in the amount of $11,000,000 to the Company for commercial purposes in furtherance of its ethanol production facility. The line of credit is evidenced by a promissory note in favor of Southwest Georgia Farm Credit, which is secured by all of the Company’s assets pursuant to the credit facility agreement between the Company and Southwest Georgia Farm Credit.
     Another portion of the Company’s debt financing is pursuant to a third loan agreement with the Mitchell County Development Authority. The Mitchell County Development Authority, with the assistance of Morgan Keegan & Company, Inc., placed $10,000,000 of revenue bonds with Wachovia Bank. The proceeds of the revenue bonds have been loaned to the Company by the Mitchell County Development Authority. The Company will repay the principal of and interest on the revenue bonds to the Mitchell County Development Authority in accordance with the loan agreement. The revenue bonds have been secured by a trust indenture between the Mitchell County Development Authority and Regions Bank. The revenue bonds have also been secured by the letter of credit from Wachovia Bank.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST UNITED ETHANOL, LLC
December 5, 2006	/s/ Anthony Flagg
Date	Anthony Flagg, Chief Executive Officer

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